Exhibit 99.1

Contacts:
Media	Investors
Tom Fitzgerald	Mike Salop
+1 720-332-4374	+1 720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Promotes

Hikmet Ersek to Chief Operating Officer

Englewood, Colo., November 9, 2009 – The Western Union Company (NYSE: WU) today announced the promotion of Hikmet Ersek to chief operating officer effective January 1, 2010. In his new role, Ersek will continue to report to Christina A. Gold, president and chief executive officer, and will have responsibility for all of Western Union’s business units around the world, as well the company’s operations and marketing functions.

“Western Union has grown considerably in scale, scope and complexity over the past few years” said Christina A. Gold. “Hikmet has proven to be an effective and resourceful leader, building highly engaged teams and consistently delivering results amid increasing diversity in our business. His new role will allow the company to focus on our drive toward innovative ways to serve our consumers and business clients every day. I am very pleased that he has agreed to take this new leadership position in service to our company and shareholders.”

Ersek is currently the executive vice president and managing director for Europe, the Middle East, Africa and the Asia Pacific region, based in Vienna. A native of Turkey, Ersek joined First Data Corporation, Western Union’s former parent, in September 1999, and held executive positions at GE Capital, and Europay / Mastercard. He holds a degree in Economics and Business Administration from the University of Economics in Vienna.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta and Pago Facil branded payment services, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. Western Union, Vigo and Orlandi Valuta operate through a combined network of more than 400,000 agent locations in 200 countries and territories. In 2008, The Western Union Company completed 188 million consumer-to-consumer transactions worldwide, moving $74 billion of principal between consumers, and 412 million consumer-to-business transactions. For more information, visit www.westernunion.com.